                                                                   EXHIBIT 10.39

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 20th day of March, 2000, and is effective as of April 1, 1999, by and between ClientLogic Operating Corporation, formerly known as ClientLogic Corporation, a Delaware corporation (the "Company"), and Gene S. Morphis ("Executive").

                                    RECITALS

                  WHEREAS, the Company desires that Executive serve as an employee of the Company and the Executive desires to be so employed by the Company, upon the terms and conditions hereof;

                  WHEREAS, Executive was heretofore employed by Onex Service Partners, dba ECM Partners, a New York general partnership ("ECM"), in connection with Executive's service as Chief Financial Officer of the Company; and

                  WHEREAS, Executive, the Company and ECM desire to terminate Executive's employment arrangement with ECM and replace such arrangement with an employment arrangement with the Company, as set forth in this Agreement;

                  NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Employment.

         (a) Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive to render exclusive and full-time services and devote substantially all of his business time and efforts to the Company and to serve on its behalf as the Chief Financial Officer of the Company and, if so requested by the Board of Directors of the Company (the "Board"), as a director or chief financial officer of any other business in the call center, direct marketing and enterprise customer management industry in which the Company or any affiliate of the Company has an interest (a "Portfolio Company"), subject to the terms and conditions hereof and to the direction and control of the Board. In his capacity as the Chief Financial Officer of the Company, Executive shall report to the Company's Chief Executive Officer and the Board and shall have the executive powers, responsibilities and authorities as are assigned by Chief Executive Officer or the Board consistent with the Bylaws of the Company.

         (b) Subject to the terms and conditions of this Agreement, Executive hereby agrees to render exclusive and full-time services and to devote substantially all of his business time and efforts to the Company in connection with his service as the Chief Financial Officer of the Company and, if so requested by the Board, as a director or chief financial officer of any other Portfolio Company, subject to the terms and conditions hereof and to the direction and control of the Board. Executive shall perform such duties and exercise such powers with respect to the activities of the Company, commensurate with his position as the Chief Financial Officer of the Company, as the Board and the Chief Executive Officer shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the Board may reasonably from time to time impose. Executive acknowledges that such duties may from time to time include serving as officer or director of subsidiaries of the Company and/or ClientLogic Corporation, formerly known as ClientLogic Holding Corporation, a Delaware corporation and parent of the Company ("ClientLogic").

         (c) Nothing in this Agreement shall preclude Executive from participating in charitable or community activities that do not interfere with his duties and responsibilities hereunder or conflict with the interests of the Company or any other Portfolio Company.

         2. Term of Employment. Executive's term of employment under this Agreement shall be for a period commencing on the effective date hereof and ending on the second anniversary of the effective date hereof (the "Term"), unless Executive's employment is terminated prior to the completion of the Term pursuant to this Agreement; provided, however, that any termination of employment by Executive (other than for death or Permanent Disability (as defined in Section 6(b)) may only be made upon ninety (90) days prior written notice to the Company; provided, further, that this Agreement shall be automatically extended for one 12-month period unless one party hereto gives written notice to the other party hereto of termination of this Agreement at least 12 months prior to the end of the initial 2 year Term.

         3. Compensation.

         (a) Salary. During the Term, except to the extent that any such amounts have been paid to Executive by ECM, the Company shall pay Executive a base salary ("Base Salary") at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum payable in 26 equal monthly installments of $9,615.38 in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary during the Term shall be at the sole discretion of the Board and, as so denominated and increased, shall constitute "Base Salary" hereunder.

         (b) Annual Bonus. In addition to his Base Salary, Executive shall, for the fiscal year ended December 31, 1999 ("Fiscal 1999") be paid a cash bonus pursuant to one (but not more than one) of the following clauses (i), (ii),
(iii), (iv) or (v). Except with respect to any bonus paid pursuant to clause (v) below, any bonus due pursuant to the provisions hereof will be based upon the audited financial statements for Fiscal 1999 of ClientLogic and its subsidiaries on a consolidated basis (adjusted as appropriate, pursuant to the provisions of this Section 3(b)) and will be payable within thirty (30) days after receipt of such audited financial statements by ClientLogic.

             (i) One Hundred Twenty Five Thousand Dollars ($125,000) payable to Executive only upon the achievement of at least ninety percent (90%) of the Company's targeted earnings before interest, income taxes, depreciation and amortization ("EBITDA Target") as established by the Board; or

             (ii) Two Hundred Fifty Thousand Dollars ($250,000) payable to Executive only upon the achievement of one hundred percent (100%) of the EBITDA Target; or

             (iii) Three Hundred Thousand Dollars ($300,000) payable to Executive only upon the achievement of one hundred-ten percent (110%) of the EBITDA Target; or

             (iv) Three Hundred Fifty Thousand Dollars ($350,000) payable to Executive only upon the achievement of one hundred twenty percent (120%) of the EBITDA Target; or

             (v) Notwithstanding anything to the contrary contained herein, in the event that that Board or the Compensation Committee of the Board of Directors of ClientLogic ("Compensation Committee") determines, in their sole and absolute discretion, that no bonus is due pursuant any of clauses (i) through (iv) above, the Board or the Compensation Committee may, in their sole and absolute discretion, direct that the Company pay to Executive, and the Company shall upon such direction pay to Executive, a bonus for Fiscal 1999 not to exceed One Hundred Thousand Dollars ($100,000).

                  If, during Fiscal 1999, the Company satisfies the EBITDA Target in more than one of the foregoing clauses (b)(i), (ii), (iii) and (iv), Executive shall only be entitled to receive the bonus amount which is highest among the clause satisfied and shall not be allowed to cumulate any other bonus amounts. For purposes of determining achievement of any EBITDA Target, only the current operations of the Company on the date hereof shall be considered and the EBITDA Target contributions of any entities or operations acquired by the Company or its subsidiaries subsequent to the date hereof shall be specifically excluded. To the extent that ClientLogic or any subsidiary thereof has after the date hereof acquired the business or operations of any other entity through an asset purchase, merger, consolidation or otherwise, Executive agrees to cause the Company to keep such separate records as are reasonable in order to determine whether or not any EBITDA Targets relating to this Section 3(b) have been achieved. The Board shall have the right to finally determine in its sole and absolute discretion whether or not any goal has been achieved.

                  For periods after Fiscal 1999, the Board will establish bonus targets for Executive consistent with industry practices for similarly situated executives, based upon the Company's consolidated business plan, as approved by the Board, for businesses under Executive's responsibility.

         4. Employee Benefits.

         (a) Employee Benefit Programs, Plans and Practices. During the Term, except to the extent that any such coverage has been provided to Executive by ECM, the Company shall provide Executive with coverage under employee pension and welfare benefit programs, plans and practices generally applicable to the Company's employees (to the extent permitted for and generally provided to senior executives of the Company under any employee benefit plan or underlying insurance policy) in accordance with the terms thereof as in effect from time to time.

         (b) Vacation. During the Term, Executive shall be entitled to twenty
(20) business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. Any vacation days unused at the end of any calendar year shall be forfeited.

         5. Expenses. Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement consistent with the Company's then-existing policies regarding incurrence of business expenses. The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved (in accordance with the Company's then-existing policy) accounts of such expenditures.

         6. Termination of Employment.

         (a) Termination Without Cause; Change of Control. The Company may terminate Executive's employment at any time for any reason and nothing herein shall be construed as a representation or covenant to continue Executive's employment. If Executive's employment is terminated (i) by the Company (a) other than for Permanent Disability (as defined in Section 6(b)), death or Cause (as defined in Section 6(d)) or (b) in anticipation of a Change of Control (as defined in this Section 6(a)) or (ii) by Executive (a) within ninety (90) days after a Change of Control or (b) for Good Reason (as defined in this Section 6(a)) during the Term, Executive shall:

            (w) receive such payments, if any, under plans or programs for the benefit of senior executives of the Company, including but not limited to those referred to in Section 4 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any accrued and unpaid Base Salary, accrued vacation and previously incurred business expense to which Executive is entitled hereunder through the date of termination;

            (x) receive, payable in accordance with the ordinary payroll practices of the Company, an amount in addition to any cash compensation provided in the immediately preceding subsection (w) which shall be equal to twelve (12) months of Executive's annual Base Salary;

            (y) receive an amount, prorated to the date of such termination, of the annual bonus provided for in Section 3(b); and

            (z) continue to receive the medical, life insurance and dental benefits referenced in Section 4(a) (other than tax-qualified retirement or disability) until the first anniversary of the date of such termination;

provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by Executive to the Company; provided; further the Executives eligibility to receive any prorated bonus under subclause (y) above shall be measured as of the quarter closest to Executive's termination date with the EBITDA Target being adjusted by the Board. The obligation of the Company to make payments to Executive provided by the prior sentence shall be contingent upon the receipt by the Company of a general release, executed in accordance with applicable law by Executive, releasing the Company and its affiliates from any liability to the Executive except as set forth herein.

                  A "Change of Control" shall be deemed to have occurred if, subsequent to the date hereof, any "person" (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934), other than the stockholders of ClientLogic on the date hereof, and/or their respective affiliates, employees, officers, directors or successors, is or becomes the beneficial owner, directly or indirectly, of securities of ClientLogic representing a majority of the combined voting power of ClientLogic's then outstanding voting securities. "Good Reason" shall be defined as: (i) a reduction in Executive's Base Salary or the adoption of an annual cash bonus plan that would materially impair the ability of Executive to receive any bonus (other than the establishment of EBITDA or other performance targets to be set in good faith by the Board) or (ii) a substantial reduction in Executive's duties and responsibilities.

         (b) Permanent Disability. If Executive is unable to engage in the activities required by Executive's job by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least six
(6) months ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable, accrued but unpaid Base Salary and such payments under applicable Company plans or programs, including but not limited to those referred to in Section 4, to which he is entitled pursuant to the terms of such plans or programs, reduced by the amounts of any disability policy maintained by the Company for its employees.

         (c) Death. In the event of Executive's death during the Term, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable, accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Section 4, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

         (d) Termination for Cause; Resignation by Executive. The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause or by Executive for any reason (other than by Executive for Good Reason or as a result of Executive's Permanent Disability or death or within ninety (90) days after a Change of Control) during the Term, Executive shall not be entitled to the payment of any compensation otherwise included under this Agreement other than accrued and unpaid Base Salary, any unpaid business expenses incurred and submitted in accordance with then-existing Company policy and any vested benefits under the 401(k) benefits plan adopted by the Company or an affiliate of the Company. After the termination of Executive's employment under this
Section 6(d), the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

         As used herein, the term "Cause" shall be limited to (i) the willful refusal by Executive to perform in any material respect his duties or responsibilities to the Company or to any Portfolio Company with which the Executive is serving as an executive officer or director, or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Company or by any Portfolio Company with which Executive is serving as an executive officer or director; (ii) the willful engaging by Executive in conduct that causes material injury, monetarily or otherwise, to the Company or any Portfolio Company with which Executive is serving as an executive officer or director, including, but not limited to, misappropriation or conversion of assets of the Company or any Portfolio Company (other than nonmaterial assets), unless such actions were approved by the Board or the board of directors of the Portfolio Company involved; (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of this Agreement by engaging in violation of the restrictive covenants in this Agreement. No act or failure to act by Executive shall be deemed "willful" if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interests of the Company.

         7. Confidentiality. Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of ClientLogic, the Company, any other Portfolio Company or any of their respective subsidiaries or affiliates, except for disclosures made during Executive's employment by the Company in the business of and for the benefit of the Company. For purposes of this Section 7, "Confidential Information" means any information or material which ClientLogic, the Company, any other Portfolio Company or their respective subsidiaries or affiliates (the "Restricted Group") treats as proprietary or designates as "Confidential," which is not generally known by non-employer personnel, and to which Executive obtains knowledge or access as a result of Executive's relationship with the Company or any Portfolio Company. Confidential Information includes, but is not limited to, discoveries, ideas, concepts, techniques, data, documentation, research, procedures, know-how, marketing techniques, materials, plans, names of customers and advertisers, and information relating to past and prospective customers' and advertisers' cost data, pricing policies and financial information, received, originated or discovered by employees or agents. Confidential Information includes non-public information of vendors and clients of the Company or any Portfolio Company and their affiliates. Confidential Information does not include any information (i) ascertained or obtained other than from, or as a result of Executive's relationship with, ClientLogic, the Company, any other Portfolio Company or any of their subsidiaries or affiliates, or (ii) which is or becomes known to the public other than through a breach of this Agreement. Notwithstanding the foregoing, Executive shall not be required to maintain as confidential any information disclosed to him that is required to be disclosed as a result of valid legal process, so long as prior notice of, and a reasonable opportunity to prevent, such required disclosure is given to the Company.

         8. Noncompetition; Nonsolicitation.

         (a) During the Term and for the longer of (i) one (1) year thereafter or one (1) year following the termination of Executive's employment or (ii) in the event that any options are granted to Executive by ClientLogic, the Company, any other Portfolio Company or any affiliate of the foregoing to purchase capital stock of such entity and such options have vested and or any portion of Executive's partnership interest in ECM Partners II, L.P., a Delaware limited partnership has vested, three (3) years thereafter (in either case, the "Noncompetition Period"), Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business in Competition (as defined in Section 8(b)) with the business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire for the benefit of anyone, other than the Restricted Group, any person who is, or was at any time during the six (6) months immediately preceding the time of the solicitation or hiring by Executive, employed by the Restricted Group or any member thereof.

         (b) For purposes of this Section 8, a business shall be deemed to be in "Competition" with the Restricted Group if it is principally engaged in the call center, direct marketing, database marketing and enterprise customer management industry within North America and any other geographic area in which any member of the Restricted Group conducts such business during the Noncompetition Period. Nothing in this Section 8 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

         (c) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive, without the requirement of posting bond, from any court having jurisdiction over the matter restraining any further violation or threatened violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 8, finds Executive not to be in violation of the provisions of this Section 8, then the Company shall pay to Executive, in a lump sum, within ten (10) days of such determination, all amounts that would have been payable to Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

         9. Beneficiaries. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

         10. Release of Claims Regarding Former Employment with ECM.

         (a) Executive hereby acknowledges, agrees, represents and warrants that, as of the date that this Agreement is executed, he is not a party to any binding agreement relating to any employment or consulting arrangement between Executive, on the one hand, and ECM, on the other hand.

         (b) Executive hereby fully releases and forever discharges each of the Company, ECM, their direct or indirect parents, subsidiaries and affiliates (each a "Related Entity"), and all successors, assigns, directors, officers, partners, employees, consultants, agents, representatives, stockholders and affiliates of the Company, ECM or any Related Entity (collectively, the "Company Parties") from any and all claims, liabilities or obligations, whether now existing or hereafter arising, which relate to or arise out of any employment arrangement between Executive, on the one hand, and ECM, on the other hand, which may, notwithstanding anything to the contrary herein contained, be determined by any means to be binding upon ECM, as of any relevant time. Furthermore, Executive, on behalf of himself and Executive's spouse, their attorneys, heirs, executors, administrators, and assigns (collectively, the "Executive Parties"), hereby covenants forever not to assert, file, prosecute, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Company Parties in connection with any matter released in this paragraph, and represents and warrants that no other person or entity has initiated or, to the extent within his or her control, will initiate any such proceeding on behalf of Executive or any Executive Party.

         (c) Executive further agrees to indemnify, defend and hold harmless all Company Parties, including, without limitation, ECM (whom the parties acknowledge and agree to be an intended third-party beneficiary of this Agreement), from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of any breach of the representations, warranties or covenants contained in this Section 10. The term "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses, including, without limitation, reasonable costs and expenses of investigation, and any and all claims, demands or suits (by any person or entity), including, without limitation, the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith.

         11. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. Specifically, but not exclusively, notwithstanding the expiration of the term of this Agreement, the provisions of Sections 7 and 8 hereunder shall remain in effect as long as is necessary to give effect thereto. The provisions of this
Section 11 are in addition to the survivorship provisions of any other section of this Agreement.

         12. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

         To the Company:

         ClientLogic Operating Corporation
         2 American Center
         3102 West End Avenue
         Suite 1000
         Nashville, Tennessee 37203
         Attn:  Mark R. Briggs
         Facsimile No.:  (615) 301-7196

         with copies to:

         ClientLogic Operating Corporation
         2 American Center
         3102 West End Avenue
         Suite 1000
         Nashville, Tennessee 37203
         Attn:  General Counsel
         Facsimile No.:  (615) 301-7196


         To Executive:

         Mr. Gene S. Morphis
         193 Carronbridge Way
         Franklin, TN  37067



Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the date actually delivered by hand or the third business day after the actual date of mailing shall constitute the time at which notice was given.

         13. Legal Fees. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing his or its respective rights under this Agreement. The Company shall reimburse Executive for reasonable legal fees incurred in connection with negotiation of this Agreement.

         14. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the ownership interests, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

         15. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

         16. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the state of New York, without reference to rules relating to conflicts of law.

         17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Nashville, Tennessee, or, if the Company has been relocated, the city to which such relocation was made, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any breach or threatened breach of any provision of Section 7 or 8 above. Any judgment may be entered on the arbitrator's award in any court having jurisdiction.

         18. Waiver. No failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy.

         19. Validity. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law or court decision, and if the rights or obligations of the Company and Executive will not be materially and adversely affected thereby, (a) such provision shall be fully severable from this Agreement, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar to the terms and intent of such illegal, invalid, or unenforceable provision as may be possible.

         20. Withholding. The Company shall be entitled to withhold from payment any amount, however characterized, required by law.

         21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

         22. Headings. The headings and titles to sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provisions hereof.

         23. References. All references to Sections shall, unless otherwise specified, be to Sections of this Agreement.




           [The remainder of this page is intentionally left blank.]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first written above.

                                   CLIENTLOGIC OPERATING CORPORATION


                                   By:  /s/ MARK R. BRIGGS
                                      -----------------------------------------
                                   Name: Mark R. Briggs
                                   Title: President


                                   EXECUTIVE

                                   /s/ GENE S. MORPHIS
                                   --------------------------------------------
                                   Gene S. Morphis